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                    February 26, 2021

       Peter Chen
       Chief Financial Officer
       Token Communities Ltd.
       136-20 38th Avenue, Suite 9C
       Flushing, NY 11354

                                                        Re: Token Communities
Ltd.
                                                            Amendment No. 2 to
                                                            Registration
Statement on Form 10-12G
                                                            Filed February 18,
2021
                                                            File No. 000-55688

       Dear Mr. Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Technology
       cc:                                              Jeffrey Stein